Exhibit 3.1

STEWART & STEVENSON INC.

CERTIFICATE OF INCORPORATION

                IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate this         day of June, 2011:

ARTICLE I

The name of the corporation is Stewart & Stevenson Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the Company’s registered agent at such address is Corporation Service Company.

The name and mailing address of the sole incorporator is John Simmons, c/o Stewart & Stevenson LLC, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

Section 1.              Authorized Capital Stock.  The total number of shares of capital stock that the Company is authorized to issue is 600 million shares, consisting of 350 million shares of Common Stock, par value of $0.01 per share (the “Common Stock”), 175 million shares of Class B Common Stock, par value of $0.01 per share (the “Class B Common Stock”), and 75 million shares of Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).  The provisions of this Article IV may be amended, altered or changed by the affirmative vote of stockholders holding a majority of the total combined voting power of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class (such requisite vote of the stockholders, hereinafter, the “Required Vote”).

Section 2.              Preferred Stock.  The Preferred Stock may be issued in one or more series.  Subject to the Required Vote of the stockholders, the Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series.  The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)           the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)           the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)           the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(d)           the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(e)           whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;

(f)            the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(g)           the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(h)           the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(i)            the provisions, if any, of a sinking fund applicable to such series; and

(j)            any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board, but subject to the Required Vote of the stockholders, and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3.              Provisions Applicable to Both Classes of Common Stock.  Except as otherwise provided in this Article IV, all shares of Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

(a)           Voting Rights.  Each holder of Common Stock shall be entitled to one (1) vote on each matter stockholders are entitled to vote upon under applicable law and each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for determining the stockholders entitled to vote at such meeting.  Each holder of Class B Common Stock shall be entitled to ten (10) votes on each matter stockholders are entitled to vote upon under applicable law and each matter submitted to a vote at a meeting of stockholders for each share of Class B Common Stock held of record by such holder as of the record date for determining the stockholders entitled to vote at such meeting.  The holders of the Common Stock and Class B Common Stock shall each be entitled to vote separately as a class with respect to amendments to this Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective class so as to affect them adversely.

Except as otherwise set forth in this Section 3(a), or otherwise required by the DGCL, the holders of the Common Stock and the Class B Common Stock shall vote together as a single class.

(b)           Stock Splits.  The Company shall not in any manner subdivide (by any stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of Common Stock or Class B Common Stock unless all outstanding shares of Common Stock and Class B Common Stock shall be proportionately subdivided or combined.

(c)           Stock Dividends.  If dividends are declared that are payable in shares of Common Stock or Class B Common Stock, such dividends shall be payable at the same rate on all outstanding shares of Common Stock and Class B Common Stock, and the dividends payable to holders of Common Stock shall be payable only in Common Stock and the dividends payable to holders of Class B Common Stock shall be payable only in Class B Common Stock.

(d)           Additional Issuance of Class B Common Stock.  Following the initial issuance of shares of Class B Common Stock, the Company may not effect the issuance of any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the Required Vote of the stockholders.

Section 4.              Transfer of Class B Common Stock.

(a)           A Beneficial Owner (as hereinafter defined) of shares of Class B Common Stock (herein referred to as a “Class B Stockholder”) may transfer, directly or indirectly, shares of Class B Common Stock, whether by sale, assignment, gift or otherwise, only to a Class B Permitted Transferee (as hereinafter defined) and no Class B Stockholder may otherwise transfer Beneficial Ownership (as hereinafter defined) of any shares of Class B Common Stock.  In the event of any transfer of the Beneficial Ownership of any shares of Class B Common Stock otherwise than in accordance with the limitation provided in the preceding sentence, the shares of Class B Common Stock the Beneficial Ownership of which has been transferred shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into the same number of shares of Common Stock, and the transferee shall receive a number of shares of Common Stock equal to the number of shares of Class B Common Stock to be transferred.

“Class B Permitted Transferee” shall mean:

(i)            Hushang Ansary (the “Founding Investor”);

(ii)           any executor, administrator, conservator and/or other legal representative of any Class B Permitted Transferee;

(iii)          a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of any Class B Permitted Transferee, including any trust in respect of which any Class B Permitted Transferee has any general or special power of appointment or general or special non-testamentary power or special testamentary power of appointment limited to Class B Permitted Transferees;

(iv)          any corporation, partnership or other business entity if Substantial Beneficial Ownership (as hereinafter defined) thereof is held by Class B Permitted Transferees; provided, however, that if Class B Permitted Transferees cease, for whatever reason, to hold Substantial Beneficial Ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common Stock that such corporation, partnership or other business entity is the Beneficial Owner of shall be deemed to be converted automatically, without further deed or action by or on behalf of any person, into shares of Common Stock;

(v)           any employee benefit plan, or trust thereunder or therefor, sponsored by any Class B Permitted Transferee; and

(vi)          the Company.

(b)           Any person who holds shares of Class B Common Stock for the Beneficial Ownership of another, including (i) any broker or dealer in securities; (ii) any clearinghouse; (iii) any bank, trust company, savings and loan association or other financial institution; (iv) any other nominee; and (v) any savings plan or account or related trust, such as an individual retirement account, may transfer such shares to any Class B Permitted Transferee for whose benefit it holds such shares.  Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Class B Permitted Transferee.  In the event of foreclosure or other similar action by the pledgee, such pledged shares shall automatically, without any act or deed on the part of the Company or any other person, be converted into shares of Common Stock unless immediately upon such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Class B Permitted Transferee.  The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B

Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

(c)           Any transferee of shares of Class B Common Stock pursuant to a transfer made otherwise than in accordance with this Section 4 shall have no rights as a stockholder of the Company and no other rights against or with respect to the Company except the right to receive the same number of shares of Common Stock upon the automatic conversion of such transferred shares of Class B Common Stock.

(d)           The Company and any transfer agent of Class B Common Stock may as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by this Section 4 require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

(e)           For purposes of this Section 4, (i) the term “Beneficial Ownership” in respect of shares of Class B Common Stock shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares, and the term “Beneficial Owner” in respect of shares of Class B Common Stock shall mean the person or persons who possess such power and authority; and (ii) the term “Substantial Beneficial Ownership” in respect of any corporation, partnership or other business entity shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of the equity ownership interest in such corporation, partnership or other business entity.

Section 5.              Conversion of Class B Common Stock by Holder.

(a)           The holder of each share of Class B Common Stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of Common Stock on and subject to the terms and conditions hereinafter set forth.

(b)           In order to exercise this conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Company maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be registered.  If required by the Company, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or his duly authorized representative.  Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Common Stock represented thereby on the conversion date.

(c)           As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Company shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion.  In case any certificate for shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Company shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being converted.  The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Company in respect of the issue thereof.  The Company shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid.

(d)           Upon any conversion of shares of Class B Common Stock into shares of Common Stock pursuant hereto, (i) no adjustment with respect to dividends shall be made; (ii) only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and (iii) only those dividends shall be payable on shares of Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Common Stock on or after such conversion date.

(e)           Shares of the Class B Common Stock converted into Common Stock shall be retired and shall resume the status of authorized but unissued shares of Class B Common Stock.

(f)            Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

Section 6.              Mergers, Consolidations.  In the case of a merger or consolidation that reclassifies or changes the shares of Common Stock or Class B Common Stock, or in the case of the consolidation or merger of the Company with or into another corporation or corporations or the transfer of all or substantially all of the assets of the Company to another corporation or corporations, each share of Class B Common Stock shall thereafter be, at the option of the

Class B Stockholder, convertible into the number of shares of stock or other securities or property to which a holder of shares of Common Stock would have been entitled upon such reclassification, change, consolidation, merger or transfer, and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class B Common Stock to the end that the provisions set forth herein shall thereafter be applicable in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of shares of Class B Common Stock (including, but not limited to, the provisions set forth in Section 3 hereof with respect to the ten (10) votes per share allocable to each share of Class B Common Stock as compared to the one (1) vote per share allocable to each share of Common Stock).  In case of any such merger or consolidation, the resulting or surviving corporation (if not the Company) shall expressly assume the obligation to deliver, upon conversion of the Class B Common Stock, such stock or other securities or property as the holders of the Class B Common Stock remaining outstanding shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights provided for in this Article IV.

Section 7.              Automatic Conversion of Class B Common Stock.

(a)           Each share of Class B Common Stock shall, automatically and without further action on the part of the Company, be converted into one fully paid and non-assessable share of Common Stock on the date of death of the Founding Investor (the “conversion date”), and the provisions hereof authorizing the issuance of Class B Common Stock shall be, simultaneously and automatically and without further action of the Company, deemed amended to refer to Common Stock, and all other provisions hereof governing, relating to, or referring to Class B Common Stock shall be, simultaneously and automatically and without further action of the Company, deleted herefrom.

(b)           The holder of any shares of Class B Common Stock converted pursuant to Section 7(a) shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Company maintained for the transfer of Common Stock.  If required by the Company, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or his duly authorized representative.  Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the conversion date, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Common Stock represented thereby on the conversion date.

(c)           As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Company shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion.  The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Company in respect of the issue thereof.  The Company shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid.

(d)           Upon any conversion of shares of Class B Common Stock into shares of Common Stock pursuant to Section 7(a), (i) no adjustment with respect to dividends shall be made; (ii) only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and (iii) only those dividends shall be payable on shares of Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Common Stock on or after such conversion date.

ARTICLE V

The Board may make, amend or repeal the Bylaws of the Company, provided, however, that the Board may not, without the Required Vote of the stockholders, amend or repeal Bylaws 2, 3, 4, 6, 8, 11, 12, 13, 14, 18, 21, 26, 36 or 43, nor make any bylaw inconsistent therewith or with any provision of this Certificate of Incorporation.  Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the stockholders in the manner provided in this Certificate of Incorporation or Bylaws of the Company (together, the “Company’s Constituent Documents”).  Notwithstanding the foregoing and anything contained in the Company’s Constituent Documents to the contrary, the Bylaws may be made, amended or repealed by the Required Vote of the stockholders.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock:

(a)           any action required or permitted to be taken by the stockholders of the Company must be effected (i) at a duly called annual or special meeting of stockholders of the Company, by the Required Vote of the stockholders, or (ii) by the consent in writing of stockholders holding a majority of the total combined voting power of the outstanding shares of Common Stock and Class B Common Stock; and

(b)           special meetings of stockholders of the Company may be called by (i) the Chairman of the Board, (ii) the Secretary of the Company within 10 calendar days (or such shorter period as may be permitted under the DGCL or other applicable laws) after receipt of the written request of a majority of the Directors of the Company or (iii) stockholders holding a majority of the total combined voting power of the outstanding shares of Common Stock and Class B Common Stock.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1.              Number, Election, and Terms of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors constituting the Board will be fixed from time to time by, or in the manner provided in, the Bylaws of the Company.  Each Director shall hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.  The Board shall have no power to fill any vacancies on the Board, howsoever caused or created.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, vacancies on the Board, howsoever caused or created, may be filled only by the Required Vote of the stockholders.  Any Director elected to fill a vacancy will have the same remaining term as that of his or her predecessor.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the Required Vote of the stockholders at an annual or special meeting of stockholders or by the consent in writing of stockholders holding a majority of the total combined voting power of the outstanding shares of Common Stock and Class B Common Stock.  Election of Directors of the Company need not be by written ballot.  If authorized by the Board, any requirement of written ballot will be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2.              Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3.              Removal.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause in the manner provided in this Article VII, Section 3.  A Director or Directors may be removed, with or without cause, at any annual meeting or special meeting of the stockholders, by the Required Vote of the stockholders, or at any time by the consent in writing of stockholders holding a majority of the total combined voting power of the outstanding shares of Common Stock and Class B Common Stock.

ARTICLE VIII

To the fullest extent permitted by the DGCL or any other applicable laws, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company.  If the DGCL or any other applicable law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent so authorized.  Any repeal or modification of this Article VIII may not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1.              Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2.              Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article IX will include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in investigating, defending or preparing to defend any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service with respect to an employee benefit plan) may be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article IX or otherwise.  The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX are contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3.              Right of Indemnitee to Bring Suit.  If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 30 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 10 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit.  In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense that, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company will be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise will be on the Company.

Section 4.              Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Article IX are not exclusive of any other right that any person may have or hereafter acquire under any statute, the Company’s Constituent Documents, agreement, vote of stockholders or disinterested directors or otherwise.  The Bylaws of the Company may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article IX.

Section 5.              Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.              Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE X

Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the claims of the creditors or class of creditors, and/or stockholders by a Required Vote or class of stockholders by a majority vote of such class of stockholders entitled to vote, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

ARTICLE XI

This Certificate of Incorporation may not be amended, altered, changed or repealed except by the Required Vote of the stockholders, except as otherwise expressly provided herein or by the laws of the State of Delaware.

ARTICLE XII

Subject to the rights, if any, of the holders of any series of Preferred Stock specified in a Preferred Stock Designation, and subject to Section 3(c) of Article IV hereof, the holders of the Common Stock and Class B Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared from time to time by the Board out of assets or funds of the Company legally available therefor; provided, however, that no cash, property or stock dividend or distribution may be declared and paid by the Board on the outstanding shares of Common Stock or Class B Common Stock unless and until authorized by the Required Vote of the stockholders.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate this          day of June, 2011, such Certificate to become effective as of 12:00 a.m. on the          day of June, 2011.

John B. Simmons
Chief Financial Officer